Exhibit 2.4

EXECUTION VERSION

AMENDMENT AGREEMENT
AMENDMENT No. 4 (this “Amendment No. 4”), dated as of October 27, 2015, to the Share Purchase Agreement, dated as of October 20, 2014 and amended as of November 10, 2014, December 2, 2014 and February 11, 2015 (as amended, the “Agreement”), between Nalozo S.à.r.l., a Luxembourg limited liability company in liquidation (“Nalozo” or the “Seller”), Nalozo L.P., an Exempted Limited Partnership registered in the Cayman Islands (“Nalozo LP”), and Platform Specialty Products Corporation, a Delaware corporation (the “Purchaser”).
WITNESSETH:
WHEREAS, the parties hereto have entered into the Agreement;
WHEREAS, the Seller and Nalozo LP are the holders of at least a majority of the shares of Series B Convertible Preferred Stock currently outstanding; and
WHEREAS, pursuant to and in accordance with Section 11.9 of the Agreement, the parties wish to amend the Agreement as set forth in this Amendment No. 4.
NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1.Amendment of Definition of “Certificate of Designation”. Section 1.1(h) of the Agreement is hereby amended by deleting Section 1.1(h) in its entirety and inserting in lieu thereof the following:
“(h) ‘Certificate of Designation’ shall mean the Certificate of Designation of Series B Convertible Preferred Stock of the Purchaser filed with the Secretary of State of the State of Delaware on February 13, 2015, as the same may be amended or amended and restated.”
Section 2.    Amendment to Definition of “Redemption Shares”. Section 1.1(ooo) of the Agreement is hereby amended by deleting Section 1.1(ooo) in its entirety and inserting in lieu thereof the following:
“(ooo) ‘Redemption Shares’ shall mean the total number of Purchaser Common Shares received by the holders of shares of Series B Convertible Preferred Stock upon the repurchase of the then outstanding shares of Series B Convertible Preferred Stock pursuant to Section 4.10 of this Agreement.”
Section 3.    Amendment to Definition of “Redemption Share Value.” Section 1.1 (ppp) of the Agreement is hereby amended by deleting Section 1.1 (ppp) in its entirety and inserting in lieu thereof the following:

“(ppp) ‘Redemption Share Value’ shall mean the product of (i) the total number of Redemption Shares multiplied by (ii) the volume weighted average trading price of the Purchaser Common Shares on the NYSE (or, if not so traded on the NYSE, then the stock exchange on which the Purchaser Common Shares are then so traded) for the ten (10) trading days immediately prior to (but not including) the date of repurchase of the outstanding shares of Series B Convertible Preferred Stock pursuant to Section 4.10 of this Agreement.”
Section 4.    Amendment and Restatement of Section 4.6. The Agreement is hereby amended by deleting Section 4.6 in its entirety and inserting in lieu thereof the following:
“Section 4.6 Additional Purchase Price Adjustment. If the Redemption Share Value shall be less than the Redemption Target upon the repurchase of the then outstanding shares of Series B Convertible Preferred Stock pursuant to Section 4.10 of this Agreement, then, within ten (10) Business Days following the date of repurchase of the then outstanding shares of Series B Convertible Preferred Stock pursuant to Section 4.10 of this Agreement, the Purchaser shall pay to the Seller and/or its permitted assigns pursuant to Section 11.2(d) of this Agreement, pro rata based on the number of shares of Series B Convertible Preferred Stock held by such Person(s) immediately prior to the repurchase pursuant to Section 4.10 of this Agreement, an aggregate amount in cash equal to the amount (if any) by which the Redemption Target exceeds the Redemption Share Value (the “Make Whole Payment”). Within ten (10) Business Days following the earlier of (i) the date of redemption of the Series B Convertible Preferred Stock pursuant to Section 7 of the Certificate of Designation, (ii) the date the Series B Convertible Preferred Stock would have been redeemed pursuant to Section 7 of the Certificate of Designation or repurchased pursuant to Section 4.10 of this Agreement in the case of the conversion of all of the shares of Series B Convertible Preferred Stock pursuant to Section 6 of the Certificate of Designation and (iii) the date of repurchase of the Series B Convertible Stock pursuant to Section 4.10 of this Agreement, as applicable, the Seller shall pay to the Purchaser an amount in cash, by wire transfer of immediately available funds to an account designated in writing by the Purchaser, equal to the Resolution Payment Amount; provided, that the Resolution Payment Amount shall be payable only once.”
Section 5.    Addition of New Section 4.9. Article IV of the Agreement is hereby amended by inserting the following new Section 4.9 immediately following current Section 4.8:
“Section 4.9 Waiver of Automatic Redemption Upon Maturity Date. Pursuant to Section 10 of the Certificate of Designation the automatic redemption of the outstanding shares of Series B Convertible Preferred Stock upon the occurrence of a Triggering Event (as defined in the Certificate of Designation) occasioned by the Maturity Date (defined in the Certificate of Designation as October 20, 2016) is hereby waived as to all shares of Series B Convertible Preferred Stock; provided, however, that all rights in respect of a Triggering Event occasioned by one of the transactions described in clause 2, 3 or 4 of the definition of Triggering Event are preserved in all respects and not waived in any respect.”

Section 6.    Addition of New Section 4.10. Article IV of the Agreement is hereby amended by inserting the following new Section 4.10 immediately following new Section 4.9:
“Section 4.10 Repurchase of Shares of Series B Convertible Preferred Stock.
(a) Unless all of the outstanding shares of Series B Convertible Preferred Stock are earlier converted or redeemed pursuant to the provisions of the Certificate of Designation, on April 20, 2017 the Purchaser shall repurchase, and the holders thereof shall sell, free and clear of all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, mortgages, indentures, claims, transfer restrictions, liens, equities, encumbrances, security interests and other encumbrances of every kind and nature whatsoever, whether arising by agreement, operation of law or otherwise, all of the then outstanding shares of Series B Convertible Preferred Stock in consideration and exchange for the Redemption Price (as defined in the Certificate of Designation and payable as provided in Section 4.10(b) of this Agreement) per share of Series B Convertible Preferred Stock.
(b) The Redemption Price (as defined in the Certificate of Designation) shall be payable (upon surrender to the Purchaser of the certificate(s), or evidence of assignment of book entry credits, as applicable, representing the then outstanding shares of Series B Convertible Preferred Stock for cancellation) in Purchaser Common Shares with each Purchaser Common Share being valued at the Conversion Price (as defined in the Certificate of Designation) for purposes of determining the number of Purchaser Common Shares issuable in respect of the Redemption Price (as defined in the Certificate of Designation); provided, however, in no event shall the aggregate number of Purchaser Common Shares payable pursuant to this Section 4.10 in respect of each outstanding share of Series B Convertible Preferred Stock exceed 36.846 Purchaser Common Shares (such amount to be adjusted if the Conversion Price (as defined in the Certificate of Designation) is adjusted pursuant to Section 6(d) of the Certificate of Designation). Promptly following the surrender of certificate(s), or evidence of assignment of book entry credits, as applicable, representing outstanding shares of Series B Convertible Preferred Stock in accordance with this Section 4.10(b), the Purchaser shall deliver a stock certificate or certificates representing the Purchaser Common Shares issuable pursuant to this Section 4.10 to the holder surrendering such certificate(s), or evidence of assignment of book entry credits, as applicable, by hand delivery, courier or first-class mail (postage prepaid) at the address of such holder shown on the books and records of the Purchaser or, upon request of such holder, evidence of book entry credits. In furtherance of the foregoing, (i) upon the surrender of any certificate(s), or evidence of assignment of book entry credits, as applicable, representing outstanding shares of Series B Convertible Preferred Stock as aforesaid, the Company shall cancel such certificate(s) or book entry credits, as applicable, and (ii) upon the surrender of any certificate(s), or evidence of assignment of book entry credits, as applicable, representing outstanding shares of Series B Convertible Preferred Stock as aforesaid, such shares shall be retired and cancelled in accordance with Section 9 of the Certificate of Designation. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not be obligated to deliver any fraction(s) of a Purchaser Common Share upon a repurchase pursuant to this Section

4.10, the Purchaser being entitled to round down to the nearest whole Purchaser Common Share if the fraction is less than one-half (.5) of one Purchaser Common Share, and round up to the nearest whole Purchaser Common Share if the fraction is equal to or greater than one-half (.5) of one Purchaser Common Share.”
Section 7.     Addition of New Section 4.11. Article IV of the Agreement is hereby amended by inserting the following new Section 4.11 immediately following new Section 4.10:
“Section 4.11 Incremental Payment.  In consideration of the execution and delivery of Amendment No. 4 to this Agreement, dated as of October 27, 2015, by the Seller, beginning on October 20, 2016, the Purchaser shall pay to the Seller in respect of each outstanding share of Series B Convertible Preferred Stock, an incremental amount equal to (a) $40 divided by (b) 182 (e.g., the number of days between October 20, 2016 and April 20, 2017) multiplied by (c) the result obtained by the number of days elapsed between October 20, 2016 and the Incremental Payment Date (as defined below) (the “Incremental Payment Amount”); provided, that the Incremental Payment Amount per share of Series B Convertible Preferred Stock shall not exceed $40.00.  For purposes of this Section 4.11, the “Incremental Payment Date” means, for any share of Series B Convertible Preferred Stock, the earlier to occur of (i) the date on which such share of Series B Convertible Preferred Stock shall have been redeemed pursuant to Section 7 of the Certificate of Designation, (ii) the date on which such share of Series B Convertible Preferred Stock shall have been repurchased pursuant to Section 4.10 of this Agreement or (iii) the date of conversion of such outstanding share of Series B Convertible Preferred Stock pursuant to Section 6 of the Certificate of Designation.  No Incremental Payment Amount shall be payable in respect of any share of Series B Convertible Preferred Stock redeemed, repurchased or converted prior to October 20, 2016.”

Section 8.    Addition of New Section 4.12. Article IV of the Agreement is hereby amended by inserting the following new Section 4.12 immediately following new Section 4.11:
“Section 4.12 Dividend Covenant. The Purchaser hereby agrees that it shall not declare or pay or set aside for payment a dividend on the outstanding shares of Dividend Junior Stock without the prior consent or agreement of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding.”
Section 9.    Amendment to Section 7.25. The Agreement is hereby amended by deleting Section 7.25 in its entirety and inserting in lieu thereof the following:
“Section 7.25 Restrictions on Transfer; Right of First Offer.
(a)    Except as permitted pursuant to paragraph (b) below or in accordance with the procedure set forth in paragraph (c) below, without the prior written consent of the Purchaser, the Seller shall not, directly or indirectly (i) sell, assign, transfer (including by operation of Law), dispose of or otherwise transfer (each, a “Transfer”) any shares of Series B Convertible Preferred Stock or (ii) deposit any shares of Series B Convertible Preferred

Stock into a voting trust or enter into a voting agreement, arrangement or understanding or grant any proxy or power of attorney with respect thereto.
(b) Notwithstanding the foregoing paragraph (a), the Seller may Transfer shares of Series B Convertible Preferred Stock (including any Purchaser Common Shares issuable upon conversion of shares of Series B Convertible Preferred Stock) to any of its Affiliates; provided, however, that (i) such Transfer in not in violation of any Securities Laws and (ii) the respective transferee shall, as a condition to such Transfer, execute and deliver to the Purchaser an agreement in writing by which such transferee shall agree to receive the benefits of Section 4.6 (but not the obligation to make the payment of the Resolution Payment Amount to the Purchaser, which obligation, for the avoidance of doubt, shall remain solely the obligation of the Seller), Section 4.10, Section 4.11 and Section 4.12 and be bound by Section 4.10 and Section 7.25(c) as if it were subject to such provisions as the “Seller.” Following any Transfer of share(s) of Series B Convertible Preferred Stock pursuant to this Section 7.25(b) and the assignment by the Seller of a portion of the Make Whole Payment and the Incremental Payment in accordance with Section 11.2(d) of this Agreement, the transferee/assignee shall have all of the rights of the Seller with respect to the share(s) of Series B Convertible Preferred Stock so Transferred under Section 4.6 (but not the obligation to make the payment of the Resolution Payment Amount to the Purchaser, which obligation, for the avoidance of doubt, shall remain solely the obligation of the Seller), Section 4.10, Section 4.11 and Section 4.12 and be bound by Section 4.10 and Section 7.25(c) as if it were subject to such provisions as a “Seller.”
(c) If the Seller (or an Affiliate of the Seller) (the “Prospective Seller”) desires to Transfer any shares of Series B Convertible Preferred Stock to any Person other than an Affiliate of the Prospective Seller (each, a “Prospective Buyer”), the Prospective Seller shall give (in accordance with Section 11.5) a written notice to the Purchaser (the “Offer Notice”) indicating that the Prospective Seller desires to make such Transfer and setting forth the number of shares of Series B Convertible Preferred Stock proposed to be Transferred (the “Offered Securities”), together with any other material terms and conditions of the proposed Transfer (including the proposed purchase price). The Purchaser shall have a five (5) Business Day period (the “Offer Period”) in which to agree, by delivery of written notice to the Prospective Seller (by hand delivery, courier or first-class mail (postage prepaid) to the address of the Prospective Seller shown on the books and records of the Purchaser), to purchase all, but not less than all, of the Offered Securities on the terms and conditions set forth in the Offer Notice. The giving of such notice to the Prospective Seller shall constitute an offer by the Purchaser to purchase all of the Offered Securities from the Prospective Seller on the terms and conditions set forth in the Offer Notice (the “Offer”). Upon the earlier to occur of (i) the full rejection of the Offer by the Purchaser and (ii) the expiration of the Offer Period without the Purchaser making the Offer, the Prospective Seller may, during the ninety (90) day period following the Offer Period (the “Transfer Period”), Transfer of all, but not less than all, of the Offered Securities on substantially the same or more favorable (as to the Prospective Seller) terms and conditions as were set forth in the Offer Notice at a purchase price in cash that is equal to ninety-five percent (95%) or more than the Offer Price; provided, however, that (i) such Transfer in not in violation of any

Securities Laws and (ii) the transferee shall, as a condition to such Transfer, execute and deliver to the Purchaser an agreement in writing by which such transferee shall agree to receive the benefits of Section 4.6 (but not the obligation to make the payment of the Resolution Payment Amount to the Purchaser, which obligation, for the avoidance of doubt, shall remain solely the obligation of the Seller), Section 4.10, Section 4.11 and Section 4.12 and be bound by Section 4.10 as if it were subject to such provisions as the “Seller” (a “Transferee Acknowledgment”). If the Prospective Seller does not consummate the Transfer of the Offered Securities within the Transfer Period, the Prospective Seller shall again comply with the procedures set forth in this Section 7.25(c) with respect to any proposed Transfer. The closing of any Transfer to the Purchaser pursuant to this Section 7.25(c) (an “Offer Sale”) shall take place within fifteen (15) Business Days after the Prospective Seller’s receipt of the Offer at the principal office of the Purchaser, or at such other time and place as the Prospective Seller and the Purchaser may mutually determine. At the closing of the Offer Sale, the Prospective Seller shall deliver to the Purchaser the Offered Securities free and clear of Encumbrance (other than pursuant to this Agreement), together with any necessary transfer tax stamps affixed or payment for any other transfer taxes and any other certificates, transfer powers or other documents that the Purchaser may reasonably request, and the Purchaser shall pay the purchase price to the Prospective Seller, by wire transfer of immediately available federal funds. Following the Transfer of share(s) of Series B Convertible Preferred Stock pursuant to this Section 7.25(c) and the assignment by the Prospective Seller of a portion of the Make Whole Payment and the Incremental Payment in accordance with Section 11.2(d) of this Agreement, the transferee/assignee shall have all of the rights of the Prospective Seller with respect to the share(s) of Series B Convertible Preferred Stock so Transferred under Section 4.6 (but not the obligation to make the payment of the Resolution Payment Amount to the Purchaser, which, for the avoidance of doubt, shall remain solely obligation of the Seller), Section 4.10, Section 4.11 and Section 4.12 and be bound by Section 4.10 as if it were subject to such provision as a “Seller.”
(d) Nothing in this Section 7.25 shall prohibit the Transfer of the Purchaser Common Shares received by the holder of shares of Series B Convertible Preferred Stock following (i) the conversion thereof pursuant to Section 6 of the Certificate of Designation or (ii) the repurchase thereof pursuant to Section 4.10 of this Agreement.”
Section 10.    Amendment to Section 11.2. The Agreement is hereby amended by deleting Section 11.2 in its entirety and inserting in lieu thereof the following:
“Section 11.2 Assignment. This Agreement and the rights and obligations hereunder may not be assigned unless (a) such assignment is consented to in writing by both the Purchaser and the Seller, (b) the Purchaser assigns its rights, in whole or in part, to a direct or indirect wholly owned Affiliate of the Purchaser, (c) the Seller assigns its rights, in whole or in part, to a direct or indirect wholly owned Affiliate of the Seller, or (d) the Seller assigns its rights to a portion of the Make Whole Payment and the Incremental Payment in connection with a Transfer of shares of Series B Convertible Preferred Stock by the Seller either (x) pursuant to Section 7.25(b) to an Affiliate of the Seller, (y) pursuant to Section 7.25(c) to a Person (such Person shall not, for the avoidance of doubt, include the Purchaser) who executes and delivers to the Purchaser a Transferee Acknowledgement or (z) to any Person to the extent neither Section 7.25(b) nor Section 7.25(c) restricts the Transfer of such shares of Series B Convertible Preferred Stock, which such portion of the Make Whole Payment and the Incremental Payment shall, in any such case, be assigned on a pro rata basis based on the number of shares of Series B Convertible Preferred Stock so Transferred, provided, however, in the case of clause (b), no such assignment will relieve the Purchaser of its obligations under this Agreement, including the obligation to pay the Purchase Price by means of delivery of the Purchaser Preferred Stock representing the Purchaser Preferred Stock Consideration and cash funds as set forth herein and provided, further, in the case of clause (c) and (d), no such assignment will relieve the Seller of its obligations under this Agreement. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.”
Section 11.    Defined Terms; References. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement. From and after the date of this Amendment No. 4, references in the Agreement to the “Agreement” or any provision thereof shall be deemed to refer to the Agreement or such provision as amended hereby unless the context otherwise requires, and references in the Agreement to the “date hereof” or the “date of this Agreement” shall be deemed to refer to the date first set forth above, and references to “Amendment No. 4” shall be deemed to refer to this Amendment No. 4.
Section 12.    Full Force and Effect. Except as otherwise expressly provided herein, all of the terms and conditions of the Agreement shall remain unchanged and continue in full force and effect. This Amendment No. 4 is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment No. 4 shall be deemed to be in full force and effect from and after the execution of this Amendment No. 4 by the parties hereto as if the amendments made hereby were originally set forth in the Agreement.
Section 13.    Governing Law. This Amendment No. 4 (and any claim, controversy or dispute arising hereunder) shall be governed by and construed in accordance with the domestic law of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Delaware. The parties irrevocably submit to the exclusive general jurisdiction of the Delaware Court of the Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of the Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware) for the purposes of any suit, action, or other proceeding arising out of or relating to the matters contemplated herein and each of the parties hereby waives its right to a jury trial with respect to any such matter.
Section 14.    Counterparts; Severability. This Amendment No. 4 may be executed in any number of separate counterparts (including by means of facsimile or portable document format (pdf.)), each of which is an original but all of which taken together shall constitute one and the same instrument. Each of the provisions of this Amendment No. 4 is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the Law of any jurisdiction, it shall have no effect in that respect and the parties shall use commercially reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.
Section 15.    Headings. The descriptive headings of the several Sections of this Amendment No. 4 were formulated, used and inserted in this Amendment No. 4 for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the Seller, the Purchaser and Nalozo LP have caused this Amendment No. 4 to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:
NALOZO S.À.R.L.
By: /s/ Cédric Pedoni
Name: Cédric Pedoni
Title: Liquidator
NALOZO L.P.
By: Nalozo Cayman GP Ltd., its general partner
By: /s/ John Coyle
Name: John Coyle
Title: Director
PURCHASER:
PLATFORM SPECIALTY PRODUCTS
CORPORATION

By: /s/ Martin E. Franklin
Name: Martin E. Franklin
Title: Chairman

[Signature Page to Amendment No. 4]